Exhibit 10.1

REAL ESTATE PURCHASE AGREEMENT

                THIS AGREEMENT, made and entered into this 21st day of December, 2004, by and between MVB Properties, Inc., a South Dakota corporation (the “Buyer”) and HF Financial Corp., a Delaware corporation (the “Seller”);

                1.             Sale and Purchase.

                                1.1           Subject to and on the terms and conditions described below, Seller hereby agrees to sell to Buyer and Buyer hereby agrees to purchase from Seller the following described real property in Minnehaha County, South Dakota (the “Property”):

The West Half of the Northeast Quarter (W1/2NE1/4), except County Auditor’s Lot H-1 contained therein and except Iverson’s Tracts 8, 9, 10, 11, 12 and 13 contained therein, of Section 30, Township 101 North, Range 48 West of the 5th P.M., Minnehaha County, South Dakota, subject to Section-Line Highways by Operation of Law, SDCL 31-18-1; and,

The Northwest Quarter (NW1/4), except Lot H-1 contained therein, except County Auditor’s Lot H-4 contained therein, except County Auditor’s Lot H-2 contained therein, except Iverson’s Tract 1 contained therein, except Iverson’s Tract 2 contained therein, except Iverson’s Tract 6 contained therein, except Iverson’s Tract 7 contained therein, except Iverson’s Tract 3 contained therein, except Iverson’s Tract 4A contained therein, except Iverson’s Tract 6A contained therein, except Tract 1 of Evangelical Covenant Church Addition contained therein, and except Iverson’s Tract 2A contained therein, of Section 30, Township 101 North, Range 48 West of the 5th P.M., Minnehaha County, South Dakota, subject to Section-Line Highways by Operation of Law, SDCL 31-18-1; and,

Iverson’s Tract No. 13 in the North Half of the Northeast Quarter (N1/2NE1/4) of Section 30, Township 101 North, Range 48 West of the 5th P.M., Minnehaha County, South Dakota, according to the recorded plat thereof.

together with all existing and future tangible and intangible property owned, acquired, installed, held, executed or claimed on or with respect to such real property, including without limitation, structures, fixtures, improvements, approaches, driveways, sewer and water lines, wells, septic systems, tiling systems, pumps and lift stations, wells, fences, trees and other landscaping, rights-of-way, air space, railroad spurs and tracks, easements, means of access, reversionary rights, privileges, tenements, hereditaments, appurtenances, water, riparian, oil, gas and mineral rights, permits, approvals, consents, clearances, licenses, claims and causes of action for damage to, loss or diminution of value or taking of any of the foregoing, allotments and rights under government programs accruing as of or after the date of closing.

                                1.2           If a survey reveals inaccuracies in size, dimensions or location relative to landmarks or adjoining properties or other deficiencies in description, the description of the Property shall be revised accordingly.

                                1.3           The closing date shall be December 15, 2005.  Time is of the essence of this Agreement.

                2.             Purchase Price.

                                2.1           The purchase price shall be $23,000 per acre (including any dedicated rights-of-way) payable as follows:

                                                (a)           $100,000.00 in earnest money payable upon full execution of this Agreement, to be escrowed in an interest bearing account with Midwest Title Company (the “Title Company”); and

                                                (b)           The remaining balance payable on the date of and at closing.

                                2.2           Unless corrected by survey, the Property shall be deemed to be 211.44 acres in size.

                                2.3           In the event this purchase is not closed due to a failure of Seller to perform its obligations hereunder or the failure of any condition precedent described below, Buyer shall be entitled to a refund of all earnest money paid hereunder and the interest accrued thereon.  In the event this purchase is closed, or in the event this purchase is not closed due to a failure of Buyer to perform its obligations hereunder, Seller shall be entitled to receipt of the earnest money paid hereunder and the interest accrued thereon.

                3.             Title.

                                3.1           Prior to closing, Seller shall deliver to Buyer a commitment for title insurance issued by the Title Company in the total amount of the purchase price showing Seller as the holder of good and merchantable title to the Property, free and clear of all conditions, restrictions, liens, charges, encumbrances and tenancy and other rights of possession or use whatsoever, except:  (i) any easements and restrictions of record not interfering with Buyer’s expected use of the Property; (ii) real estate taxes not yet due and payable;  (iii) any encumbrances to be satisfied at closing coincident with payment of the purchase price; (iv) the life estate of Norman and Mary LaVonne Iverson (the “Iversons”) as described in the Contract for Deed dated October 28, 1998 between the Iversons and Seller and recorded in the office of the Minnehaha County Register of Deeds on November 2, 1998 in Book 233 of Miscellaneous on page 945; and (v) the rights of the farm tenant for the then-current crop year.

                                3.2           Buyer shall have 15 days following receipt of the title commitment to examine it and to approve of the status of title or waive any defects.  If Buyer gives written notice of objections to the condition of title which would prohibit Buyer’s expected use of the Property, Seller shall make a reasonable effort to remove the exceptions to which Buyer has objected.  Seller shall then deliver to Buyer written notice that either (i) Seller was able to remove the exceptions to which Buyer has objected on or before the closing date, or (ii) Seller is unable to remove any such exception.  If Seller is unable to remove any such exception to title, Buyer may either (i) purchase the Property notwithstanding such exceptions, or (ii) terminate this Agreement and recover the earnest money held by Title Company.

                4.             Seller’s Condition to Closing.  Seller’s obligation to close this transaction shall be subject to this transaction qualifying as a sale under generally accepted accounting principles at the time of closing.

                5.             Buyer’s Conditions to Closing.  Buyer’s obligation to close this transaction and to pay the purchase price shall, at Buyer’s sole discretion, be subject to satisfactory completion of each of the following conditions:

                                5.1           Title shall have been found acceptable to Buyer or have been made acceptable in accordance with the requirements of Section 3 hereof.

                                5.2           Seller shall allow Buyer and Buyer’s agents access to the Property without charge and at all reasonable times for the purpose of inspection, survey, study, investigation and testing.

                                5.3           If a further plat of the Property is required to record the warranty deed, then Seller shall cooperate in obtaining such plat at Buyer’s expense.  Buyer may also obtain a further survey, plat or other review, estimate or inspection of the Property by surveyor, contractor and/or other agent selected by Buyer at its expense for size, boundaries, encroachments, acceptable ecological, geographic, compaction, topography, drainage, utility availability and location, for Buyer’s expected use, and any matters customarily covered by a survey, the results of which are satisfactory to Buyer.

                                5.4           At Buyer’s expense, Buyer may also obtain a Phase I environmental site assessment, the results of which are satisfactory to Buyer; however, Buyer shall not obtain a Phase II environmental site assessment without Seller’s prior written consent.

                                5.5           Buyer shall receive acceptable verification that existing zoning restrictions permit the Buyer’s expected use, or grant by appropriate authorities of a permit or zoning change sufficient for such use.

                                5.6           No portion of the Property shall constitute a burial site or archaeologically significant site protected, or use of which is restricted, by any federal, state or local law or regulation.

                                5.7           All soils and subsurface conditions on the Property shall be suitable for residential, office, commercial,  and retail development and to support structures for those purposes without extraordinary construction measures, to be determined before closing by reasonable methods, investigation or testing at Buyer’s expense.

                                5.8           The Property shall be and remain free of contaminants, pollutants and other hazardous substances that would require testing, monitoring, removal or clean-up.  The Property shall otherwise be preserved substantially in its present condition until possession is finally delivered to Buyer, it being agreed that all risk of loss or damage shall remain with the Seller until possession of the Property is delivered to Buyer.

                6.             Buyer’s Diligence.  Buyer shall undertake and complete with reasonable diligence all investigations, surveys, studies, tests and other procedures contemplated by Sections 5.2-5.7, and shall give notice before October 1, 2005, of any adverse discovery, occurrence or condition.  Seller shall have 45 days following receipt of notice to correct any adverse discovery, occurrence or condition determined by Buyer to exist.  If Seller is unable (following attempts or otherwise) or unwilling to correct the adverse discovery, occurrence or condition within the 45 day period, Buyer may either (i) purchase the Property notwithstanding the adverse discovery, occurrence or condition, or (ii) terminate this Agreement and recover the earnest money held by Title Company.  If during the investigation, survey, study, and testing of the Property, Buyer causes any damage to the Property or any crops growing thereon, Buyer shall pay to Seller, or to Seller’s tenant for crop damage, the amount of such damages as are caused by said activities.  Buyer shall defend, indemnify and hold harmless Seller from any and all damages, liabilities, claims and causes of action that any person may have arising out of or in connection with the completion of Buyer’s investigations, surveys, studies, tests and other procedures contemplated by Sections 5.2-5.7.

                7.             Closing Procedures.

                                7.1           Closing shall take place at the offices of the Title Company.

                                7.2           At closing, the escrowed downpayment shall be released to Seller, and Buyer shall tender the remaining balance in collected funds.

                                7.3           At closing, Seller shall execute and deliver a special warranty deed or special warranty deeds sufficient to convey good and marketable title as above described, subject to the exceptions set forth in Section 3.1(i), (ii), (iv) and (v).  Seller shall provide any other affidavit or other document or instrument and take all other procedures required by the Title Company to assure marketable title to Buyer.

                                7.4           Upon closing, possession of the Property shall be transferred to Buyer.

                                7.5           Upon completion of closing, all conditions to closing shall be deemed performed, accomplished or waived.

                8.             Payments and Prorations at Closing.

                                8.1           Real estate taxes assessed in 2004 and payable in 2005 shall be paid in their entirety by Seller.  Real estate taxes assessed in 2005 and payable in 2006 shall be prorated to the date of closing and the purchase price shall be adjusted accordingly.

                                8.2           Assessments levied against the Property or which will be levied against the Property for improvements completed prior to closing, regardless of whether they now are entered on the books of the assessing authority, shall be paid by Seller at closing.  All other assessments shall be the sole responsibility of the Buyer.

                                8.3           All other charges attributable to usage or occupation of the Property prior to the date of closing shall be paid by the Seller at closing.

                                8.4           The cost of title insurance and any closing fee of the Title Company shall be borne equally by Buyer and Seller.

                                8.5           The cost of the survey and other work conducted pursuant to Section 5.3 hereof shall be borne by Buyer.

                                8.6           Any transfer fee assessed as a condition for recording the special warranty deed(s) shall be paid by the Seller at closing.

                                8.7           Each party shall bear its own legal expenses.

                                8.8           All income from the Property with respect to the 2005 crop year shall be and remain the sole property of Seller.

                9.             Brokerage.  The parties acknowledge that Myron Van Buskirk is an inactive licensee real estate broker and Mike Van Buskirk is an active licensee under SDCL Chapter 36-21A, but no party has employed or performed the services of any agent or broker such as to require the payment of any commission.

                10.           Farm Lease.  Buyer and Seller shall cooperate with one another in leasing the Property to a tenant for the 2005 crop year.  If Buyer and Seller do not agree on tenant and/or the terms of a lease prior to January 15, 2005, Seller shall have the right to enter into a lease on terms and conditions and with a tenant acceptable to Seller, in Seller’s sole discretion.

                11.           Right of First Refusal.  Seller currently possesses a right of first refusal with respect to the following described real property:

The Southeast Quarter (SE¼) of Section 30, Township 101 North, Range 48 West of the 5th P.M., Minnehaha County, South Dakota, except the South 501.84 feet of the West 404 feet of the East 868 feet thereof, and except Molter Tract 1 thereof, and except Tract 1, Iverson Estates, an Addition in the SE¼ thereof, and except Tract 1 of Katie Addition in the SE¼ thereof pursuant to a Right of First Refusal Agreement dated October 28, 1998 between Seller and the Iversons.  The Right of First Refusal Agreement was recorded in the office of the Minnehaha County Register of Deeds on November 2, 1998 in Book 233 of Miscellaneous on page 944. The Right of First Refusal Agreement expires in effect upon the later of closing of this Agreement or death of both Iversons. Following execution of this Agreement, Seller agrees to request permission from the Iversons to extend the term of the Right of First Refusal for a period of nine years, and to assign the Right of First Refusal Agreement to Buyer upon the closing of this transaction.  Any compensation requested by the Iversons in consideration for the right to assign the  Right of First Refusal Agreement shall be negotiated by Buyer and borne by Buyer.

                12.           Public Disclosure.  Buyer acknowledges that Seller must publically disclose the terms and conditions of this Agreement through a Form 8-K filing or other filing with the United States Securities and Exchange Commission (SEC).  A copy of this Agreement may be filed with the SEC and made available to the public, accordingly.

                13.           Liquidated Damages.  In the event Buyer does not close on the purchase of the Property on or before December 15, 2005, for any reason other than the default of Seller, failure of title under Section 3.2, or failure of due diligence conditions under Section 6,  Buyer agrees that the Title Company shall be entitled to transfer the earnest money and any interest earned thereon, to Seller as liquidated damages.

                The parties stipulate and agree that Buyer is experienced and knowledgeable about real estate and real estate law, and further, Buyer has consulted with an attorney regarding the terms and provisions hereof.  The parties both acknowledge that:

a.             At the time this Agreement was made, the damages in the event of breach by Buyer were difficult to accurately estimate;

b.             There was a reasonable endeavor by both Buyer and Seller to fix the damages in the event of a breach by Buyer;

c.             The amount of earnest money referenced in Section 2.1 bears a reasonable relation to probable damages to Seller in the event of a breach by Buyer hereunder and is not disproportionate to any damages reasonably to be anticipated as of the date hereof.

d.             After taking into account the provisions of this Agreement and all relevant circumstances at the date of this Agreement, both parties agree that the liquidated damages payable under this Agreement represent a reasonable, genuine estimate of the damages which could be suffered by Seller in the event of the Buyer’s breach of this Agreement and do not constitute a penalty.  Nothing in this Section will limit Seller’s right to seek injunctive relief, to the extent available, with respect to any breach of this Agreement by Buyer.  The parties further acknowledge that they have discussed and negotiated this liquidated damages provision and after such negotiations have agreed upon the liquidated damage amount.

                14.           Condition of Property.  Buyer acknowledges that Buyer is purchasing the Property in its “as is” condition.  Buyer further acknowledges that Seller has made no warranties or representations of any kind with respect to the title or condition of the

Property, except for those warranties and representations set forth in the Seller’s Property Condition Disclosure Statement and the Disclosure and Acknowledgment of Lead-Based Paint Before Sale, copies of which will be delivered by Seller to Buyer prior to or contemporaneous with the execution of this Agreement.

                15.           Notices.  Any notice or communication under this Agreement shall be in writing and delivered (by hand, telecopy, telegraph, telex or courier) or deposited in the United States mail (first class, registered or certified), postage fully prepaid and addressed as stated below.  Either party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of ten days notice thereof to the other party in the manner required by this paragraph.  This paragraph shall not prevent the giving of written notice in any other manner, but such notice shall be deemed effective only when and as of its actual receipt at the proper address and by the proper addressee.

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                IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above-written.

MVB PROPERTIES, INC., a South Dakota corporation

By	/s/ Myron Van Buskirk
Its: President
Address for Notices:
5101 South Nevada Avenue, Suite 100
Post Office Box 89634
Sioux Falls, SD 57109-1009
Attention: Steve Van Buskirk

HF FINANCIAL CORP.,
a Delaware corporation

By	/s/ Darrel L. Posegate
Its: EVP/CFO
Address for Notices:
225 South Main Avenue
Post Office Box 5000
Sioux Falls, SD 57117-5000
Attention: Curtis L. Hage